Exhibit 16.1

VIA FACSIMILE: 202-772-9251 and
FEDERAL EXPRESS

December 8, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Ladies and Gentlemen:

We have read Item 4.01 of the Form 8-K, dated December 8, 2006, of Derma Sciences, Inc. and are in agreement with the statements contained in the first sentence of the first paragraph and the statements in the second, third and fifth paragraphs of Item 4.01 therein as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ J.H. Cohn LLP